Exhibit 99.1

Nocera, Inc. (OTC: NCRA) Announces Agreement to Produce 6,500 Tank Systems

for Procare International Co., Limited

ATLANTA, GA. January 6, 2020 – Nocera, Inc. www.nocera.company (OTC:NCRA) a provider of design, build, and installation services of aquaculture (fish farm) equipment is pleased to announce that it has entered into a Project Contract with Procare International Co., Ltd. to produce 6,500 Recirculating Aquaculture System ("RAS") for a RAS fish farm development in Ru Hu, Guang Dong province. The production and installation of the 6,500 RAS tanks is expected to begin late in the 1st quarter of 2020, and extend over a 3 year time period. Based upon the current exchange rates, each tank has a contract value of approximately $18,000; with the estimated total contract value of approximately $117,000,000 over three (3) years.

Procare International Co., Limited based in Hong Kong is a company in the sales and production of audio speakers and related parts to Walmart, Radio Shack, and Amazon, as well as other companies. After seeing our demonstration site in China and the demand for fresh water fish, the president of Procare, Ms. Lee Chin Chu signed a master contract with Ru Hu township to invest and build a fish farm containing 6,500 tanks over the next 3 years.

Ru Hu is a township with a population of 52,000 and is located approximately 2 hours northwest from Hong Kong and Shenzhen. Guang Dong province is a coastal province located in southeastern China, and borders Hong Kong and Macau.

Currently, the Company is awaiting the initial payment before the start manufacturing. It is currently expected the initial payment will be received in late Q1 of 2020, and with an expected production and delivery of 1,000 to 1,500 tanks during 2020.

Management Commentary

Yin-Chieh "Jeff" Cheng, Chief Executive Officer, Nocera stated, "We are very pleased with the contract agreement. The President of Procare, Ms. Lee Chin Chu believes this investment is a step in the right direction for addressing China’s food supply requirements through the development of sustainable fish farms utilizing RAS tank systems. China introduced its new clean water policy in 2017, resulting in the removal of all fish farms in public waters, including lakes and rivers. As a result, Chinese fish farm operators have been forced to move to tank based fish farms in order to sustain production. In 2018, we produced and delivered 473 tank systems to our Chinese customers. We expect that the long-term demand over the next several years in China to be more than 10,000 systems, and more than 16,000 systems worldwide."

About Nocera, Inc.

Operating primarily through its Grand Smooth, Inc. subsidiary, Nocera designs, builds, installs, equipment for the fish farming industry, as well as provides technical assistance to the operators of the equipment. The Company's Land-Based Recirculation Aquaculture Systems (RAS) can be used for saltwater and freshwater species. The RAS systems recycle water, and in the process help preserve the ecosystem by reducing pollution from an over concentration of fish in natural waterways or bodies. Nocera's RAS tanks can produce up to 20,000-30,000 lbs. of fish annually. For more information, please visit the corporate website at www.nocera.company.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. Nocera undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

SOURCE Nocera, Inc.

Website: http://www.nocera.comany

Contact: Nocera, Inc., 2030 Powers Ferry Road SE, Suite No. 212, Atlanta, GA 30339

phone: 404-816-8240; email: info@nocera.company